Exhibit 4.27

Dated: 10th November, 2023

ALPHA BANK S.A.
(as Lender)
FRIEND OCEAN NAVIGATION CO. and
SQUIRE OCEAN NAVIGATION CO.
(as joint and several Borrowers)
- and -
DUKE SHIPPING CO.

(as Collateral Owner and Corporate Guarantor)

SECOND SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 9th August, 2021 for a secured floating interest rate loan facility of (initially) US $44,120,000

THEO V. SIOUFAS & CO.
LAW OFFICES
Piraeus

THIS SECOND SUPPLEMENTAL AGREEMENT (“this Supplemental Agreement”) is made this 10th day of November, 2023

B E T W E E N:

(1)
ALPHA BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting through its office at 93 Akti Miaouli, Piraeus, Greece (the “Lender”); and

(2)	(a)	FRIEND OCEAN NAVIGATION CO., a corporation duly incorporated and validly existing under the laws of the Republic of Liberia, whose registered address is at 80 Broad Street, Monrovia, Republic of Liberia (and includes its successors) (the “Friend Borrower”); and

(b)
SQUIRE OCEAN NAVIGATION CO., a corporation duly incorporated and validly existing under the laws of the Republic of Liberia, whose registered address is at 80 Broad Street, Monrovia, Republic of Liberia (and includes its successors) (the “Squire Borrower”), as joint and several borrowers (hereinafter together called the “Borrowers” and singly a “Borrower”), and

(3)
DUKE SHIPPING CO., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “Collateral Owner” which expression shall include its successors, as corporate guarantor,

IS SUPPLEMENTAL to a loan agreement dated 9 August, 2021 made (originally) between (1) the Lender as lender, and (2) the Borrowers and Lord Ocean Navigation Co., of the Republic of Liberia (the “Released Borrower”) (therein together referred to as the “Borrowers” and hereinafter together called the “Original Borrowers”), as joint and several borrowers, as amended and/or supplemented by (i) a First Supplemental Letter to Loan Agreement dated 1 December, 2021 addressed by the Lender to and accepted by the Original Borrowers and Seanergy Maritime Holdings Corp., of the Republic of the Marshall Islands (the “Existing Corporate Guarantor”) and (ii) a First Supplemental Agreement dated 30th June, 2022 made between the Lender, the Original Borrowers, the Existing Corporate Guarantor and the Collateral Owner, (the Collateral Owner together with the Existing Corporate Guarantor hereinafter called the “Corporate Guarantors”) (the said loan agreement as amended and/or supplemented by the said First Supplemental Letter and the said First Supplemental Agreement is hereinafter called the “Principal Agreement”) on the terms and conditions of which the Lender agreed to advance and has advanced to the Originals Borrowers a secured floating interest rate term loan facility in the amount of up to United States Dollars Forty four million one hundred twenty thousand (US$44,120,000) (the “Loan”) for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be further varied, amended and/or supplemented is hereinafter called the “Loan Agreement”).

W H E R E A S:

(A)
each of the Borrowers hereby acknowledges and confirms that (a) the Lender has advanced to the Borrowers, as joint and several borrowers, the full amount of the Commitment in the principal amount of United States Dollars Forty four million one hundred twenty thousand (US$44,120,000) and (b) as at the date hereof the principal amount of United States Dollars Twenty million four hundred seventy four thousand four hundred two (US$20,474,402) in respect of the Loan remains outstanding; and

(B)
pursuant to a Corporate Guarantee dated 9 August, 2021 (the “Existing Corporate Guarantee”), the Existing Corporate Guarantor irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and all other monies payable under the Loan Agreement and the Security Documents and the performance of all the obligations of the Borrowers under the Loan Agreement and the Security Documents executed in accordance thereto;

(C)
pursuant to a Corporate Guarantee dated 30th June, 2022 (the “New Corporate Guarantee”), the Collateral Owner irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and all other monies payable under the Loan Agreement and the Security Documents and the performance of all the obligations of the Borrowers under the Loan Agreement and the Security Documents executed in accordance thereto;

(D)
pursuant to an Approved Commercial Manager’s Undertaking (the “Seanergy Approved Commercial Manager’s Undertaking”) dated 11th August, 2021 Seanergy Management Corp., of the Republic of the Marshall Islands (the “Seanergy Manager”), having an office established in Greece (at 154 Vouliagmenis Avenue, 16674 Glyfada, Greece) under laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof), as Approved Commercial Manager, has (inter alia) subordinated any claims it may have against (inter alia) the Friend Borrower and the Squire Borrower and/or their respective m/vs “FRIENDSHIP” and “SQUIRESHIP” to the claims of the Lender under the Loan Agreement and the Security Documents as security for the Outstanding Indebtedness;

(E)
pursuant to a Technical Manager’s Undertaking (the “Seanergy Approved Technical Manager’s Undertaking for the Squireship”) dated 28th February, 2023 the Seanergy Shipmanagement Corp., of the Republic of the Marshall Islands (the “Seanergy Technical Manager”), having an office established in Greece (at 154 Vouliagmenis Avenue, 16674 Glyfada, Greece) under laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof),, as Approved Technical Manager, has (inter alia) subordinated any claims it may have against the Squire Borrower and/or its m/v “SQUIRESHIP” to the claims of the Lender under the Loan Agreement and the Security Documents as security for the Outstanding Indebtedness;

(F)
pursuant to an Approved Commercial Manager’s Undertaking (the “Fidelity Approved Commercial Manager’s Undertaking”) dated 11th August, 2021  Fidelity Marine Inc., of the Republic of the Marshall Islands (the “Fidelity Manager”), having an office established in Greece (at Vassileos Georgiou B’ Street, 16673 Voula, Greece) under laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof), as Approved Commercial Manager, has (inter alia) subordinated any claims it may have against (inter alia) the Friend Borrower and the Squire Borrower and/or their respective m/vs “FRIENDSHIP” and “SQUIRESHIP” to the claims of the Lender under the Loan Agreement and the Security Documents as security for the Outstanding Indebtedness;

(G)
pursuant to an Approved Technical Manager’s Undertaking (the “V.Ships Greece Approved Technical Manager’s Undertaking”) dated 11th August, 2021 V.SHIPS Greece Ltd., having an established office in Greece (at Piliou 1 & Ermoupoleos Street, Piraeus, 18541, Greece) under laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof), as Approved Technical Manager, has (inter alia) subordinated any claims it may have against the Friend Borrower and/or its m/v “FRIENDSHIP” to the claims of the Lender under the Loan Agreement and the Security Documents as security for the Outstanding Indebtedness;

(H)
pursuant to an Approved Technical Manager’s Undertaking (the “Seanergy Approved Technical Manager’s Undertaking for the Friendship”) dated 11th August, 2021 the Seanergy Technical Manager, as Approved Technical Manager, has (inter alia) subordinated any claims it may have against the Friend Borrower and/or its m/v “FRIENDSHIP” to the claims of the Lender under the Loan Agreement and the Security Documents as security for the Outstanding Indebtedness;

(I)	pursuant to:

(a)
an Approved Commercial Manager’s Undertaking delivered by the Seanergy Manager (the “Seanergy Manager Approved Commercial Manager’s Undertaking for the Dukeship”) and dated 30th June, 2022 in respect of the m/v “DUKESHIP”;

(b)
an Approved Technical Manager’s Undertaking delivered by the Seanergy Technical Manager dated 30th June, 2022 (the “Dukeship Approved Technical Manager’s Undertaking”) in respect of the m/v “DUKESHIP”; and

(c)
an Approved Commercial Manager’s Undertaking delivered by the Fidelity Manager  (the “Fidelity Manager Approved Commercial Manager’s Undertaking for the Dukeship”) dated 30th June, 2022 in respect of the m/v “DUKESHIP”;

the Seanergy Manager, as Approved Commercial Manager, the Seanergy Technical Manager, as Approved Technical Manager and the Fidelity Manager, as Approved Commercial Manager, respectively, have  (inter alia) subordinated any claims they may have against the Collateral Owner and/or the m/v “DUKESHIP” to the claims of the Lender under the Loan Agreement and the Security Documents as security for the Outstanding Indebtedness

(J)
pursuant to a Deed of Release dated 28 April, 2023 the Lender has (inter alia) unconditionally and irrevocably released the Released Borrower from all its undertakings, obligations and liabilities, under the Released Finance Documents (and in relation to  the Accounts Pledge Agreement only to the extent it pertains to the Released Borrower and its Operating Account) to which it is a party; and

(K)
the Borrowers and the other Security Parties have requested the Lender to grant its consent to the replacement of LIBOR by Term SOFR, and the Lender has agreed thereto, conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 (Variations to the Principal Agreement) of this Supplemental Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Defined terms and expressions

Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Supplemental Agreement.

1.2	Additional definitions

In addition, in this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the date hereof or such earlier or later date as the Lender may agree in writing upon which all the conditions contained in Clause 5 (Variations to the Principal Agreement) shall have been satisfied and this Supplemental Agreement shall become effective;

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

“Mortgage” in relation to each Vessel means the first or, as the case may be, second  preferred ship mortgage registered over that Vessel in favour of the Lender (together, the “Mortgages”);

“Mortgage Amendment” in relation to a Vessel and the Mortgage registered thereon means the amendment No. 1 to that Mortgage in favour of the Lender, whereby that Mortgage shall be amended as therein specified, to be executed by the relevant Owner of that Vessel in favour of the Lender, in form satisfactory to the Lender (together the “Mortgages Amendments”);

“Owner” in relation to a Vessel means the owner of that Vessel as specified in the definition “Vessels” in this Clause 1.2 and “Owners” means any or all of them, as the context may require;

“Rate Switch Date” means 23rd May, 2023;

“Transaction Documents” together means this Supplemental Agreement and each Mortgage Amendment, and “Transaction Document” means any of them as the context may require; and

“Vessels” means:

(a)
the capesize bulk carrier motor vessel “FRIENDSHIP“, of about 89,603 gt and 58,437 nt, built in 2009 and having IMO No. 9410454 registered under the laws and flag of the Republic of Liberia under Official Number: 21000 in the ownership of the Friend Borrower (the “FRIENDSHIP”);

(b)
the capesize bulk carrier motor vessel “SQUIRESHIP“, of about 88,479 gt and 56,828 nt, built in 2010 and having IMO No. 9391646 registered under the laws and flag of the Republic of Liberia in the ownership of the Squire Borrower (the “SQUIRESHIP”); and

(c)
the capesize bulk carrier motor vessel “DUKESHIP” of about 93,385 gt and 60,175 nt, built in 2010 and having IMO No. 9402304, registered under the laws and flag of the Republic of the Marshall Islands in the ownership of the Collateral Owner (the “DUKESHIP”), in each case, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel,

(hereinafter together called the “Vessels”, and “Vessel” means any of them, as the context may require).

1.3	Application of interpretation provisions of Loan Agreement

Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms) of the Principal Agreement applies to this Supplemental Agreement as if it were expressly incorporated in it with any necessary modifications.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and warranties under the Finance Documents

The Borrowers hereby jointly and severally represent and warrant to the Lender, as at the date hereof, that the representations and warranties set forth in the Principal Agreement and each of the Security Documents to which such Security Party is a party (updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Supplemental Agreement.

2.2	Additional Representations and warranties

In addition to the above, the Borrowers hereby jointly and severally represent and warrant to the Lender as at the date of this Supplemental Agreement that:

a.
each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation, has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Supplemental Agreement and the other Transaction Documents, and has complied with all statutory and other requirements relative to its business;

b.
all necessary licences, consents and authorities, governmental or otherwise under this Supplemental Agreement, the Principal Agreement and the other Transaction Documents have been obtained and, as of the date of this Supplemental Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Supplemental Agreement and the other Transaction Document(s) or otherwise perform its obligations hereunder;

c.	each of the Transaction Documents constitutes, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.
the execution and delivery of, and the performance of the provisions of the Transaction Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.
no action, suit or proceeding is pending or threatened against any of the Borrowers and the other Security Parties or their assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrowers or any of the other Security Parties; and

f.
none of the Borrowers and the other Security Parties is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.

2.3	Survival

The representations and warranties of the Security Parties in this Supplemental Agreement shall survive the execution of this Supplemental Agreement and shall be deemed to be repeated at the commencement of each Interest Period.

3.	AGREEMENT OF THE LENDER

The Lender, relying upon each of the representations and warranties set out in Clause 2 (Representations and warranties) hereby agrees with the Security Parties, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4 (Conditions), that the Principal Agreement be amended in the manner more particularly set out in Clause 5 (Variations to the Principal Agreement).

4.	CONDITIONS

4.1	Conditions

The agreement of the Lender contained in Clause 3 (Agreement of the Lender) shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and their legal advisers:

a.
a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrowers and the other corporate Security Parties;

b.
a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

c.
certified and duly legalised copies of resolutions duly passed by the Board of Directors, or the Sole Director as the case may be, of each of the Borrowers and the other corporate Security Parties, evidencing approval of this Supplemental Agreement and each of the other Transaction Documents to which the relevant Security Party is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

d.
all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement evidencing approval of this Supplemental Agreement and each of the other Transaction Documents to which the relevant Security Party is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

e.
the originals of any power(s) of attorney issued in favour of any person executing this Supplemental Agreement and each of the other Transaction Documents to which the relevant Security Party is or is to be a party;

f.	all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement and each of the other Transaction Documents;

g.	such favourable legal opinions from lawyers acceptable to the Lender and their legal advisors as the Lender shall require; and

h.	each Mortgage Amendment duly executed by the respective parties thereto and, where appropriate, duly registered through the appropriate Registry over the relevant Vessel in favour of the Lender.

5.	VARIATIONS TO THE PRINCIPAL AGREEMENT

5.1	Amendments

In consideration of the agreement of the Lender contained in Clause 3 (Agreement of the Lender), the Borrowers hereby agree with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 4 (Conditions), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a.	with retrospective effect as from the Rate Switch Date, the following definitions in Clause 1.2 (Definitions) of the Principal Agreement shall be amended to read as follows:

“Break Costs” means the amount (if any) by which:

(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.;

““Final Maturity Date” means (i) in respect of Tranche A, 21st May 2025 and (ii) in respect of Tranche B, the 11th August, 2025”;

“Margin” means:

(i)	in respect of Tranche A, three point five four five nine eight per centum (3.54598%) per annum; and

(ii)	in respect of Tranche B, three point two nine five nine eight per centum (3.29598%) per annum;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant loan market in which case the Quotation Day will be determined by the Lender in accordance with market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

“UK Bail-In Legislation” means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

b.
with retrospective effect as from the Rate Switch Date, the terms “Banking Day” and “Banking Days” shall be replaced by the terms “Business Day” and “Business Days” throughout the Principal Agreement and the Security Documents and the definition “Banking Day” shall be replaced by the following new definition, which shall be added in alphabetical order in Clause 1.2 (Definitions) of the Principal Agreement:

“Business Day” means:

(a)	a day (other than a Saturday or Sunday) on which banks are open for general business in Athens and Piraeus;

(b)	in New York; and

(c)	(in relation to the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document), a US Government Securities Business Day;”;

c.	with retrospective effect as from the Rate Switch Date, the following new definitions shall be added in alphabetical order in Clause 1.2 (Definitions) of the Principal Agreement:

“Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than five (5) US Government Securities Business Days before the Quotation Day;

“Interpolated Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than three (3) US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Quotation Day; and

(b)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

“Interpolated Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period for the Loan, SOFR for the day which is three US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“Market Disruption Rate” means the Reference Rate;

“Reference Rate” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 3.8 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;”;

d.	with retrospective effect as from the Rate Switch Date, Clause 3 (Interest) of the Principal Agreement shall be replaced in whole and shall read as follows:

“3.1	Normal Interest Rate

The Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date.  The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of:

(a)	the applicable Margin; and

(b)	the Reference Rate for that Interest Period.

3.2	Selection of Interest Periods

The Borrowers may by notice received by the Lender not later than 11:30 a.m. (Athens time) on the second Business Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods)) whether such Interest Period shall have a duration of one (1) or three (3) months (or such other period as may be requested by the Borrowers and as the Lender, in its sole discretion, may agree to).

3.3	Determination of Interest Periods

Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrowers pursuant to Clause 3.2 (Selection of Interest Periods) but so that:

(a)	Initial Interest Period: each Interest Period will commence forthwith upon the expiry of the preceding Interest Period;

(b)
Interest tranches: if any Interest Period in respect of the Loan would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the amount of the Loan shall be divided into parts so that there is one part equal to the amount of the relevant Repayment Instalment or Repayment Instalments due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 (Selection of Interest Periods) and the other provisions of this Clause 3.3 and the other provisions of this Clause 3.3;

(c)	Final Interest Period: no Interest Period in respect of the Loan shall extend beyond the Final Maturity Date;

(d)
Failure to notify: if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Periods) and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be determined by the Lender at its sole discretion provided, always, that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3, provided, always, that:

(i)
any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Business Day of the calendar month during which such Interest Period is due to end; and

(ii)
if the last day of an Interest Period is not a Business Day the Interest Period shall be extended until the next following Business Day unless such next following Business Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Business Day.

3.4          Default Interest

(a)
Default interest: If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Finance Documents, the Borrowers shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lender pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods as selected by the Lender each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (i) two per cent (2%) per annum, (ii) the Margin and (iii) the Reference Rate. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is of principal which became due and payable by reason of a declaration by the Lender under Clause 9.2 (Consequences of Default – Acceleration) or a prepayment pursuant to Clauses 4.2 (Voluntary Prepayment), 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Vessel), 8.5(a)(i), 12.1 (Unlawfulness) and 12.2 (Increased cost) on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it fell due. If for the reasons specified in Clause 3.6 (Market disruption), the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above what is or, as the case may be, would be payable under Clause 3.7(a).”;

3.5	Notification of duration of Interest Periods and interest rate

The Lender shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion, but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender’s notification. However, omission of the Lender to make such notification (without the application of the Borrowers) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.

3.6	Market disruption

If before close of business in Athens the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that its cost of funds relating to the Loan would be in excess of the Market Disruption Rate, then Clause 3.7 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

3.7	Cost of funds

(a)
If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall not be calculated as per clause 3.1 but, instead, shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified by the Lender to the Borrowers, which expresses as a percentage rate per annum the Lender’s cost of funds relating to the Loan or the relevant part thereof.

(b)
If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 20 Business Days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)
Subject to Clause 3.9 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lender and the Borrowers, be binding on all Parties.

(d)	If any rate notified under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)
If no substitute or alternative basis is agreed pursuant to paragraph (b) above, the Borrowers may give the Lender not less than 5 Business Days’ notice of their intention to prepay the Loan at the end of the interest period set by the Lender.

(f)
A notice under paragraph (e) above shall be irrevocable; and on the last Business Day of the interest period set by the Lender the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable interest rate and the balance of the Outstanding Indebtedness.

(g)	The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.

3.8	Unavailability of Term SOFR

(a)
Interpolated Term SOFR:  If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)
Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)
Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)
Cost of funds:  If paragraph (c) above applies but it is not possible to calculate the Interpolated Term Historic SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of Funds) shall apply to the Loan or that part of the Loan for that Interest Period.

3.9	Changes to reference rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender.

(b)	In this Clause 3.9 (Changes to reference rates):

“Published Rate” means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor;

“Published Rate Contingency Period” means, in relation to:

(a)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b)	SOFR, 10 US Government Securities Business Days.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)	in the opinion of the Lender, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Lender, an appropriate successor or alternative to a Published Rate.”;

e.	with retrospective effect as from 28th April, 2023, Clause 4.1 (Repayment) of the Principal Agreement shall be amended to read as follows:

“4.1	Repayment

The Borrowers shall and it is expressly undertaken by the Borrowers to repay the Loan jointly and severally as follows:

(a)
Tranche A (amounting as at the date of the Second Supplemental  Agreement to $14,493,969) shall be repaid by (a) seven (7) quarterly equal repayment instalments in the amount of Dollars Six hundred one thousand four hundred and eighty one ($601,481) each (the “Tranche A Repayment Instalments”), the first of which to be repaid on the 23rd November, 2023 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 7th) of such Repayment Instalments falling due for payment on the Final Maturity Date relative to Tranche A and (b) a balloon instalment in the amount of Dollars Ten million two hundred eighty three thousand six hundred two ($10,283,602) to be repaid together with the last (the 7th) Trance A Repayment Instalment on the Final Maturity Date relative to such Tranche (the ”Tranche A Balloon Instalment”);

(b)
Tranche B (amounting as at the date of the Second Supplemental Agreement to $5,980,433) shall be repaid by (a) eight (8) quarterly equal repayment instalments in the amount of Dollars Two hundred fifty seven thousand seven hundred and seventy seven ($257,777) each (the “Tranche B Repayment Instalments”), the first of which to be repaid on the 13th November, 2023 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 8th) of such Repayment Instalments falling due for payment on the Final Maturity Date relative to Tranche B and (b) a balloon instalment in the amount of Dollars Three million nine hundred eighteen thousand two hundred seventeen ($3,918,217) to be repaid together with the last (the 8th) Trance B Repayment Instalment on the Final Maturity Date relative to such Tranche (the ”Tranche B Balloon Instalment”) provided that (a) if the last Repayment Date relative to a Tranche would otherwise fall after the Final Maturity Date relative to such Tranche, the last Repayment Date for such Tranche shall be the Final Maturity Date relative thereto, (b) there shall be no Repayment Dates for each Tranche after the Final Maturity Date relative to such Tranche, (c) on the Final Maturity Date for Tranche B, the Borrowers shall also pay to the Lender any and all other monies then due and payable under this Agreement and the other Finance Documents, (d) if any part of the Commitment, or a Tranche, as the case may be, is not advanced to the Borrowers the amounts of the Repayment Instalments relative to such Tranche  and the Balloon Instalment relative to such Tranche shall be reduced pro-rata, and (e) if any of the Repayment Instalments shall become due on a day which is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which event such due date shall be the immediately preceding Business Day.”;

f.	with retrospective effect as from the Rate Switch Date, Clause 12.1 (Unlawfulness) of the Principal Agreement shall be amended to read as follows:

“12.1	Unlawfulness

If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Lender to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrowers whereupon the Commitment shall be reduced to zero and the Borrowers shall be obliged to prepay the Loan or to determine or charge interest rates based upon Term SOFR either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrowers under this Agreement.”;

g.	with retrospective effect as from the Rate Switch Date, the following definitions in Clause 1.2 (Definitions) of the Principal Agreement shall be deleted:

“Alternative Rate”, “Banking Day”, “LIBOR”, “Negotiation Period”, “Replacement Benchmark”, “Screen Rate” and “Screen Rate Replacement Event”.

5.2	Security Documents

With effect as from the Effective Date the definition “Security Documents” shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrowers under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrowers and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement, this Supplemental Agreement and/or the Security Documents.

5.3	Construction

(a)	With effect from the Effective Date all references in the Principal Agreement and the other Finance Documents to:

(i)
“this Agreement”, “hereunder”, “herein” and the like and in the Security Documents to the “Loan Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Supplemental Agreement;

(ii)	“Mortgage” shall be construed as references to a Mortgage, as amended and/or supplemented by the relevant Mortgage Amendment; and

(iii)	‘London time’ shall be construed as references to ‘Athens time’; and

(b)	With effect from the Rate Switch Date all references in the Principal Agreement and the other Finance Documents to Clause 3.6 (Market disruption – Non Availability)’ shall be amended to read:

“Clause 3.6 (Market disruption) and Clause 3.7 (Cost of funds)”.

6.	RECONFIRMATION

6.1	Reconfirmation of obligations

Each of the Borrowers hereby reconfirms its obligations under the Principal Agreement and their compliance with the covenants contained therein, as amended herein, of the Principal Agreement.

6.2	Acknowledgement

Each of the Security Parties acknowledges and agrees, for the avoidance of doubt, that each of the Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Supplemental Agreement and each Mortgage and the waivers and other amendments agreed by the Lender in this Supplemental Agreement.

7.	CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS

Save for the alterations to the Principal Agreement, and the Security Documents made or to be made pursuant to this Supplemental Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement, the Principal Agreement shall remain in full force and effect and apply to this Supplemental Agreement as well, as if repeated in extenso herein, and the security constituted by the Security Documents shall continue  to remain valid and enforceable and the Borrowers hereby reconfirm their obligations under the Principal Agreement as hereby amended and under the Security Documents to which each of them is a party.

8.	ENTIRE AGREEMENT AND AMENDMENT

8.1	Entire Agreement

The Principal Agreement, the other Security Documents, and this Supplemental Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

8.2	Supplemental Agreement - Application of Principal Agreement provisions

This Supplemental Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Supplemental Agreement.

9.	COSTS AND EXPENSES

9.1	Costs and expenses

The Borrowers hereby covenant and agree to pay to the Lender upon demand and from time to time all reasonable and documented costs, charges, registration and recording fees, duties and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Supplemental Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

9.2          Stamp Duty etc.

The Borrowers hereby covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Supplemental Agreement and/or any document executed pursuant hereto.

10.	ASSIGNMENT

The provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) of the Principal Agreement shall apply to this Supplemental Agreement as if the same were set out herein in full.

11.	MISCELLANEOUS

11.1	Incorporation of Loan Agreement provisions

Without prejudice to Clauses 6 (Reconfirmation), 7 (Continuance of Principal Agreement and the Security Documents) and 8 (Entire agreement and amendment) of this Supplemental Agreement, the provisions of Clauses 2.9 (Evidence), 17 (Notices and communications) and 15.7 (Severability of provisions) of the Principal Agreement apply to this Supplemental Agreement as well and they are deemed to be repeated as if set forth in extenso herein.

11.2	Counterparts

This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

12.	LAW AND JURISDICTION

12.1	Governing Law

This Supplemental Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by and construed in accordance with English law and the provisions of Clause 18 (Law and Jurisdiction) of the Principal Agreement (as hereby amended) shall apply mutatis mutandis to this Supplemental Agreement as if the same were set out herein in full.

12.2	Third Party Rights

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the date first above written.

[Intentionally left blank]

EXECUTION PAGE

THE BORROWERS

SIGNED by	)
Mr. Stavros Gyftakis	)
for and on behalf of	)	/s/ Stavros Gyftakis
FRIEND OCEAN NAVIGATION CO.,	)
of the Republic of Liberia, in the presence of:	)	Attorney-in-fact

Witness:	/s/ Elena Zempilla
Name:	Eleni Fanouria Zempilla
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	t. Attorney-at-law

SIGNED by	)
Mr. Stavros Gyftakis	)
for and on behalf of	)	/s/ Stavros Gyftakis
SQUIRE OCEAN NAVIGATION CO.	)
of the Republic of Liberia, in the presence of:	)	Attorney-in-fact

Witness:	/s/ Elena Zempilla
Name:	Eleni Fanouria Zempilla
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	t. Attorney-at-law

THE COLLATERAL OWNER

SIGNED by	)
Mr. Stavros Gyftakis	)
for and on behalf of	)
DUKE SHIPPING CO.,	)	/s/ Stavros Gyftakis
of the Republic of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

Witness:	/s/ Elena Zempilla
Name:	Eleni Fanouria Zempilla
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	t. Attorney-at-law

LENDER

SIGNED by	)	/s/ Konstantinos Flokos
Mr. Konstantinos Flokos and	)
Mrs.	)	Attorney-in-fact
for and on behalf of	)
ALPHA BANK S.A.,	)	/s/ E. D. Makri
in the presence of:	)
Attorney-in-fact

Witness:	/s/ Elena Zempilla
Name:	Eleni Fanouria Zempilla
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	t. Attorney-at-law

CORPORATE GUARANTOR’S ACKNOWLEDGEMENT

We, SEANERGY MARITIME HOLDINGS CORP., a corporation duly incorporated in the Republic of Marshall Islands, hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Second Supplemental Agreement and agree in all respects to the same and hereby confirm that:

(a)	as at the date hereof the principal sum of United States Dollars Twenty million four hundred seventy four thousand four hundred two (US$20,474,402) in respect of the Loan remains outstanding;

(b)
notwithstanding the variation to the Principal Agreement contained in Clause 5 (Variations to the Principal Agreement) of the above Second Supplemental Agreement, the provisions of the Corporate Guarantee (as defined therein) executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Borrowers under the Principal Agreement, as amended by the above Second Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Corporate Guarantee (as defined therein) for all obligations and liabilities assumed by us under the Corporate Guarantee (as defined therein).

Dated: 10th November, 2023

For and on behalf of
Seanergy Maritime Holdings Corp.
(as Corporate Guarantor)

/s/ Stamatios Tsantanis

Stamatios Tsantanis
Chairman / CEO / Director

APPROVED MANAGER’S ACKNOWLEDGEMENT

We, SEANERGY SHIPMANAGEMENT CORP., a corporation duly incorporated in the Republic of Marshall Islands, having an office established in Greece (at 154 Vouliagmenis Avenue, 16674 Glyfada, Greece) under laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof), hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Second Supplemental Agreement and agree in all respects to the same and hereby confirm that:

(a)	as at the date hereof the principal sum of United States Dollars Twenty million four hundred seventy four thousand four hundred two (US$20,474,402) in respect of the Loan remains outstanding; and

(b)
notwithstanding the variation to the Principal Agreement contained in Clause 5 (Variations to the Principal Agreement) of the above Second Supplemental Agreement, the provisions of the Seanergy Approved Technical Manager’s Undertaking RIDER for the FRIENDSHIP (as defined therein) dated 11th August, 2021 executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Borrowers under the Principal Agreement, as amended by the above Second Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Seanergy Approved Technical Manager’s Undertaking for the FRIENDSHIP (as defined therein) for all obligations and liabilities assumed by us under the Seanergy Approved Technical Manager’s Undertaking for the FRIENDSHIP (as defined therein).

Dated: 10th November, 2023

For and on behalf of
SEANERGY SHIPMANAGEMENT CORP.
(as Approved Manager)

/s/ Stamatios Tsantanis

Stamatios Tsantanis
Legal Representative

APPROVED MANAGER’S ACKNOWLEDGEMENT

We, SEANERGY SHIPMANAGEMENT CORP., a corporation duly incorporated in the Republic of Marshall Islands, having an office established in Greece (at 154 Vouliagmenis Avenue, 16674 Glyfada, Greece) under laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof), hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Second Supplemental Agreement and agree in all respects to the same and hereby confirm that:

(a)	as at the date hereof the principal sum of United States Dollars Twenty million four hundred seventy four thousand four hundred two (US$20,474,402) in respect of the Loan remains outstanding; and

(b)
notwithstanding the variation to the Principal Agreement contained in Clause 5 (Variations to the Principal Agreement) of the above Second Supplemental Agreement, the provisions of the Seanergy Approved Technical Manager’s Undertaking for the SQUIRESHIP (as defined therein) dated 28th February, 2023 in respect of m/v “SQUIRESHIP” executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Borrowers under the Principal Agreement, as amended by the above Second Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Seanergy Approved Technical Manager’s Undertaking for the SQUIRESHIP (as defined therein) for all obligations and liabilities assumed by us under the Seanergy Approved Technical Manager’s Undertaking for the SQUIRESHIP (as defined therein).

Dated: 10th November, 2023

For and on behalf of
SEANERGY SHIPMANAGEMENT CORP.
(as Approved Manager)

/s/ Stamatios Tsantanis

Stamatios Tsantanis
Legal Representative